HEALTH CARE CAPITAL PARTNERS L.P.
                                    and
                    HEALTH CARE EXECUTIVE PARTNERS L.P.
                                  The Mill
                            10 Glenville Street
                            Greenwich, CT 06831




July 2, 1999

BY FACSIMILE
------------

America Service Group Inc.
105 Westpark Drive, Suite 300
Brentwood, TN  37027


          Re:  Issuance of Notes and Warrant Certificates
               ------------------------------------------

     Reference is made to the Amendment to Securities Purchase Agreement, dated June 17, 1999 (the "Amendment"), among America Service Group Inc. ("ASG"), Health Care Capital Partners L.P. ("HCCP") and Health Care Executive Partners L.P. ("HCEP," and together with HCCP, the "Purchasers"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Amendment.

     Section 1 of the Amendment provides that 1) ASG shall redeem $7.5 million aggregate principal amount of the Notes on July 2, 1999 by paying the Redemption Price to the Purchasers; and 2) simultaneously with the payment of the Redemption Price, ASG shall execute and deliver to the Purchasers amended and restated Warrant Certificates reflecting the amendments set forth in Exhibit A to the Amendment (the "Amended Warrant Certificates"). By this letter, we are confirming that notwithstanding
Section 1 of the Amendment, ASG and the Purchasers have agreed that 1) ASG shall pay the Redemption Price to the Purchasers on July 2, 1999; and 2) no later than July 16, 1999, ASG shall issue and deliver to the Purchasers a) the Amended Warrant Certificates, dated as of July 2, 1999 and b) amended and restated Notes, dated as of July 2, 1999, reflecting the principal amount redeemed. In addition, notwithstanding the later delivery of the Amended Warrant Certificates, ASG and the Purchasers agree that the Amended Warrant Certificates shall be effective as of July 2, 1999.

     If you are in agreement with the foregoing, please execute this letter in duplicate and return one signed original to the undersigned at the address set forth above.



                                    HEALTH CARE CAPITAL PARTNERS L.P.

                                    By:  FERRER FREEMAN THOMPSON
                                         & CO. LLC, its General Partner



                                    By:  /s/ David A. Freeman
                                         --------------------------------
                                         Name:  David A. Freeman
                                         Title: Member



                                    HEALTH CARE EXECUTIVE PARTNERS L.P.

                                    By:  FERRER FREEMAN THOMPSON
                                         & CO. LLC, its General Partner



                                    By:  /s/ David A. Freeman
                                         --------------------------------
                                         Name:  David A. Freeman
                                         Title: Member





Accepted and Agreed to as of
July 2, 1999

AMERICA SERVICE GROUP INC.


By:  /s/ Jean L. Byassee
     ----------------------------
     Name:  Jean L. Byassee
     Title: General Counsel